Exhibit 99.1

KROGER REPORTS STRONG THIRD QUARTER RESULTS

AND RAISES 2006 EXPECTATIONS

Identical Supermarket Sales Increased 5.3% without Fuel

     CINCINNATI, OH, December 5, 2006 – The Kroger Co. (NYSE: KR) today reported total sales increased 4.8% to $14.7 billion for the third quarter ended November 4, 2006. Identical supermarket sales increased 4.9% with fuel and 5.3% without fuel.

     Net earnings in the third quarter totaled $214.7 million, or $0.30 per diluted share. Net earnings in the same period last year were $185.4 million, or $0.25 per diluted share. Results for the third quarter of fiscal 2006 include $0.01 per diluted share for stock option expense to reflect the Company’s adoption of SFAS No. 123(R).

     “Our associates continue to put customers first as Kroger’s third quarter performance indicates,” said David B. Dillon, Kroger chairman and chief executive officer. “These results once again demonstrate Kroger’s ability to consistently deliver strong, sustainable growth over time.”

     Other highlights of the third quarter included:

  FIFO gross margin as a percentage of sales was 24.48%, unchanged from the same period last year. Excluding the effect of retail fuel operations, FIFO gross margin declined 12 basis points. Kroger continued to invest in lower prices for our customers.

  Operating, general and administrative (OG&A) costs as a percentage of sales increased 4 basis points to 18.27% . Excluding the effect of retail fuel operations and stock option expense, OG&A declined 17 basis points.

  Total capital expenditures were $415.0 million, compared to $336.9 million a year ago (Table 3).

  Kroger repurchased 10.2 million shares of stock at an average price of $22.79 for a total investment of $232.0 million. At the end of the third quarter, $322.8 million remained under the $500 million stock buyback announced in May 2006.

  Total debt was $7.0 billion, a reduction of $299.1 million from a year ago (Table 5).

  Since January 2000, Kroger has invested $5.3 billion to repurchase shares and to reduce net total debt. Of this total, $3.5 billion was used to repurchase 180.2 million shares at an average price of $19.46 per share. Net total debt was reduced by $1.8 billion.

Fiscal 2006 Year-to-Date Results

     During the first three quarters of fiscal 2006, total sales increased 7.5% to $49.3 billion. Identical supermarket sales year-to-date increased 6.7% with fuel and 5.6% without fuel.

     Net earnings for the first three quarters of fiscal 2006 were $730.1 million, or $1.01 per diluted share. During the same period last year, net earnings were $676.0 million, or $0.92 per diluted share. The fiscal 2006 year-to-date results include $0.04 per diluted share for stock option expense to reflect the Company’s adoption of SFAS No. 123(R), and include $0.03 of expense per diluted share for legal reserves recorded in the first quarter.

Guidance

     Based on its year-to-date financial performance and sustained sales momentum leading into the holiday season, the Company now anticipates identical supermarket sales growth will exceed 5.0% for the fourth quarter, excluding fuel. Kroger also raised its guidance for earnings per share growth in fiscal 2006 to 8 – 10% from 6 – 8%. Based on current results, the Company is striving for the upper end of that range.

     Kroger confirmed its guidance for earnings per share growth in fiscal 2007 of 6 – 8%, after adjusting for the benefit of the 53rd week in 2006 and the increase in the legal reserve also recorded in 2006. Based on Kroger’s current business trends, the Company is targeting the high end of this range.

     Earlier this year, Kroger’s board initiated a dividend policy. In addition to earnings per share growth in fiscal 2006 and 2007, shareholder value will be enhanced by the yield associated with Kroger’s quarterly dividend.

     “Kroger’s performance shows consistent improvement as our associates execute our business strategy. This allows us to be competitive in every aspect of our business and generate value for shareholders,” Mr. Dillon said. “Our associates continue to place a priority on serving customers. These results clearly show what we can achieve by focusing on improving the service, product selection, quality and pricing we offer customers throughout the year.”

     Headquartered in Cincinnati, Ohio, Kroger is one of the nation’s largest retail grocery chains. At the end of the third quarter of fiscal 2006, the Company operated (either directly or through its subsidiaries) 2,473 supermarkets and multi-department stores in 31 states under two dozen local banners including Kroger and Kroger Marketplace, Ralphs, Fred Meyer, Food 4 Less, King Soopers, Smith’s and Smith’s Marketplace, Fry’s and Fry’s Marketplace, Dillons, QFC and City Market. Kroger also operated (either directly or through subsidiaries, franchise agreements, or operating agreements) 774 convenience stores, 418 fine jewelry stores, 619 supermarket fuel centers and 42 food processing plants. For more information about Kroger, please visit our web site at www.kroger.com.

# # #

This press release contains certain forward-looking statements about the future performance of the Company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by the words “anticipates,” “consistent,” “guidance,” “striving,” and “targeting.” Increased competition, weather and economic conditions, interest rates, goodwill impairment, the success of programs designed to increase our identical supermarket sales without fuel, and future labor disputes, particularly as the Company seeks to manage increases in health care and pension costs, could materially affect our expected identical supermarket sales growth and earnings per share growth. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger's quarterly conference call with investors will be broadcast live via the Internet at 10 a.m. (ET) on December 5, 2006 at www.kroger.com and

www.streetevents.com. An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) today through December 15, 2006.

# # #

Media Contact:	Meghan Glynn (513) 762-1304
Investor Contact:	Carin Fike (513) 762-4969

Table 1.
THE KROGER CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)
	THIRD QUARTER				YEAR TO DATE
	2006		2005		2006		2005
SALES	$14,698.8	100.00%	$14,020.5	100.00%	$49,252.4	100.00%	$45,833.4	100.00%
MERCHANDISE COSTS,
INCLUDING ADVERTISING,
WAREHOUSING AND
TRANSPORTATION (a),
AND LIFO CHARGE (b)	11,130.7	75.73	10,595.7	75.57	37,387.0	75.91	34,502.7	75.28
OPERATING, GENERAL AND
ADMINISTRATIVE (a)	2,685.1	18.27	2,556.3	18.23	8,862.6	17.99	8,379.8	18.28
RENT	139.4	0.95	166.3	1.19	488.5	0.99	513.8	1.12
DEPRECIATION	294.9	2.01	287.3	2.05	972.6	1.97	969.6	2.12
OPERATING PROFIT	448.7	3.05	414.9	2.96	1,541.7	3.13	1,467.5	3.20
INTEREST	106.8	0.73	114.2	0.81	371.8	0.75	394.0	0.86
EARNINGS BEFORE
TAX EXPENSE	341.9	2.33	300.7	2.14	1,169.9	2.38	1,073.5	2.34
TAX EXPENSE	127.2	0.87	115.3	0.82	439.8	0.89	397.5	0.87
NET EARNINGS	$214.7	1.46%	$185.4	1.32%	$730.1	1.48%	$676.0	1.47%
NET EARNINGS PER
BASIC COMMON SHARE	$0.30		$0.26		$1.02		$0.93
SHARES USED IN
BASIC CALCULATION	712.1		723.8		718.2		724.6
NET EARNINGS PER
DILUTED COMMON SHARE	$0.30		$0.25		$1.01		$0.92
SHARES USED IN
DILUTED CALCULATION	720.0		731.9		725.3		731.4

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation. Certain per share amounts and percentages may not sum due to rounding.

(a)	Merchandise costs and operating, general and adminstrative expenses exclude depreciation expense and rent expense which are included in separate expense lines.

(b)	LIFO charges of $30.1 and $8.1 were recorded in the third quarter of 2006 and 2005, respectively. For the year-to-date period, LIFO charges of $52.7 and $26.9 were recorded for 2006 and 2005, respectively.

Table 2.
THE KROGER CO.
CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	November 4,	November 5,
	2006	2005
ASSETS
Current Assets
Cash	$141.0	$136.9
Cash - Temporary investments	0.3	100.0
Store deposits in-transit	596.3	562.1
Receivables	718.4	664.2
Inventories	4,967.7	4,785.8
Prepaid and other current assets	249.1	323.9

Total current assets	6,672.8	6,572.9

Property, plant and equipment, net	11,552.7	11,347.2
Goodwill, net	2,192.3	2,192.3
Other assets	503.2	464.5

Total Assets	$20,921.0	$20,576.9

LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities
Current portion of long-term debt, at face value, including
capital leases and lease-financing obligations	$813.8	$638.8
Accounts payable	3,846.7	3,762.8
Accrued salaries and wages	695.3	651.7
Deferred income taxes	217.3	286.3
Other current liabilities	2,016.3	1,879.7

Total current liabilities	7,589.4	7,219.3

Long-term debt including capital leases and lease-
financing obligations
Long-term debt, at face value, including capital leases
and lease-financing obligations	6,127.3	6,596.5
Adjustment to reflect fair value interest rate hedges	20.2	25.1
Long-term debt including capital leases and
lease-financing obligations	6,147.5	6,621.6

Deferred income taxes	778.1	780.9
Other long-term liabilities	1,795.2	1,776.3

Total Liabilities	16,310.2	16,398.1

Shareowners' equity	4,610.8	4,178.8

Total Liabilities and Shareowners' Equity	$20,921.0	$20,576.9

Total common shares outstanding at end of period	707.0	724.2
Total diluted shares year to date	725.3	731.4

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 3.
THE KROGER CO.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	YEAR TO DATE
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$730.1	$676.0
Adjustment to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	972.6	969.6
LIFO charge	52.7	26.9
Stock option expense	54.7	-
Pension expense for Company-sponsored pension plans	122.5	98.2
Deferred income taxes	(91.2)	(61.7)
Other	(0.4)	34.1
Changes in operating assets and liabilities, net
of effects of acquisitions:
Store deposits in-transit	(107.6)	(55.7)
Receivables	(38.3)	(3.2)
Inventories	(534.7)	(456.6)
Prepaid expenses	276.9	321.2
Accounts payable	331.8	344.0
Accrued expenses	50.8	122.2
Income tax payables and receivables	188.3	345.6
Contribution to company sponsored pension plan	(150.0)	(300.0)
Other long-term liabilities	(27.5)	(11.6)

Net cash provided by operating activities	1,830.7	2,049.0

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for property and equipment	(1,177.8)	(1,010.9)
Proceeds from sale of assets	126.0	60.5
Other	(40.2)	(21.4)

Net cash used by investing activities	(1,092.0)	(971.8)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	-	13.4
Proceeds from lease-financing transactions	15.0	-
Payments for long-term debt	(542.9)	(61.3)
Borrowings (payments) on bank revolver	264.9	(629.4)
Dividends paid	(93.7)	-
Proceeds from issuance of common stock	89.0	75.9
Treasury stock purchases	(527.2)	(202.4)
Decrease in book overdrafts	(35.5)	(180.8)
Other	23.0	0.2

Net cash used by financing activities	(807.4)	(984.4)

NET INCREASE (DECREASE) IN CASH	(68.7)	92.8

CASH AT BEGINNING OF YEAR	210.0	144.1
CASH AT END OF QUARTER	$141.3	$236.9

Reconciliation of capital expenditures
Payments for property and equipment	$(1,177.8)	$(1,010.9)
Changes in construction-in-progress payables	(48.2)	1.6
Total capital expenditures	$(1,226.0)	$(1,009.3)

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$412.3	$442.5
Cash paid during the year for income taxes	$291.7	$112.3

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information
(in millions, except percentages)
(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance. Identical and comparable supermarket sales are industry-specific measures and it is important to review them in conjunction with Kroger's financial results reported in accordance with GAAP. Other companies in our industry may calculate identical or comparable sales differently than Kroger does, limiting the comparability of these measures.

IDENTICAL SUPERMARKET SALES (a)
	THIRD QUARTER
	2006	2005
INCLUDING FUEL CENTERS	$13,307.5	$12,688.2
EXCLUDING FUEL CENTERS	$12,349.2	$11,723.1
INCLUDING FUEL CENTERS	4.9%	6.6%
EXCLUDING FUEL CENTERS	5.3%	3.7%

COMPARABLE SUPERMARKET SALES (b)
	THIRD QUARTER
	2006	2005
INCLUDING FUEL CENTERS	$13,615.1	$12,947.1
EXCLUDING FUEL CENTERS	$12,623.0	$11,963.4
INCLUDING FUEL CENTERS	5.2%	7.3%
EXCLUDING FUEL CENTERS	5.5%	4.3%

(a)	Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters and is not scheduled to be closed.

(b)	Kroger defines a supermarket as comparable when it has been open for five full quarters, including expansions and relocations, and is not scheduled to be closed.

Table 5. Reconciliation of Total Debt to Net Total Debt
(in millions)
(unaudited)

Net total debt should not be considered an alternative to any GAAP measure of performance or liquidity. Management believes net total debt is an important measure of liquidity. Net total debt should be reviewed in conjunction with Kroger's financial results reported in accordance with GAAP.

The following table provides a reconciliation of total debt to net total debt and compares the balance in the third quarter of 2006 to the balances in the third quarter of 2005 and the fourth quarter of 1999.

	November 4,	November 5,		January 29,
	2006	2005	Change	2000	Change
Current portion of long-term debt, at face value, including
capital leases and lease-financing obligations	$813.8	$638.8	$175.0	$591.5	$222.3
Long-term debt, at face value, including capital leases
and lease-financing obligations	6,127.3	6,596.5	(469.2)	8,422.5	(2,295.2)
Adjustment to reflect fair value interest rate hedges	20.2	25.1	(4.9)	-	20.2

Total debt	$6,961.3	$7,260.4	$(299.1)	$9,014.0	$(2,052.7)

Temporary cash investments	(0.3)	(100.0)	99.7	-	(0.3)
Investments in debt securities	-	-	-	(68.8)	68.8
Prepaid employee benefits	-	-	-	(200.0)	200.0

Net total debt	$6,961.0	$7,160.4	$(199.4)	$8,745.2	$(1,784.2)